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                        [PRICE WATERHOUSE LLP LETTERHEAD]

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 3 under the Securities Act of 1933 to the registration statement on Form N-1A (the "Registration Statement") of our report dated May 15, 1997, relating to the financial statements and financial highlights appearing in the March 31, 1997 Annual Report to Shareholders of Nations LifeGoal Funds, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "How The LifeGoal Portfolios Are Managed - Other Service Providers" in the Prospectuses and under the heading "Independent Accountant and Reports" in the Statement of Additional Information.


/s/ Price Waterhouse LLP

Price Waterhouse LLP
Boston, Massachusetts
July 28, 1997